July 21, 2010	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES
THIRD QUARTER RESULTS
FOR FISCAL 2010
AND QUARTERLY DIVIDEND

PITTSBURGH, PA – July 21, 2010 – Fidelity Bancorp, Inc. (NASDAQ: FSBI), of Pittsburgh, Pennsylvania the holding company for Fidelity Bank reported a net loss for the three-month period ended June 30, 2010 of $52,000 or $(0.05) per share (diluted) for the period, compared to net income of $238,000 or $0.04 per share (diluted) in the prior year quarter.  The $290,000 decrease in earnings primarily reflects a decrease in net interest income before provision for loan losses of $23,000, an increase in the provision for loan losses of $230,000, a decrease in other income (excluding other-than-temporary impairment “OTTI” charges) of $614,000, and a decrease in income tax benefit of $327,000, partially offset by a decrease in OTTI charges on certain investment securities of $489,000 and a decrease in operating expenses of $415,000.  The Company’s annualized return on average assets was (0.03)% and return on average equity was (0.42)% compared to 0.13% and 1.90% respectively, for the same period in the prior year. For the nine-month period ended June 30, 2010, net income was $659,000, or $0.12 per share (diluted), compared to $1.8 million or $0.52 per share (diluted) in the prior year period.  Annualized return on assets was 0.12% and return on equity was 1.84% for the fiscal 2010 period, compared to 0.33% and 5.15%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses decreased $23,000 or 0.6% to $3.8 million for the three-month period ended June 30, 2010, compared to the prior year period. For the nine months ended June 30, 2010, net interest income before provision for loan losses decreased $2.1 million or 16.2% to $11.0 million, compared to $13.1 million in the prior year period.

The provision for loan losses was $500,000 for the three-months ended June 30, 2010 compared to $270,000 in the prior year quarter.  The provision for loan losses was relatively unchanged for the nine-months ended June 30, 2010, compared to the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Non-performing loans and foreclosed real estate were 2.18% of total assets at June 30, 2010, compared to 2.33% at June 30, 2009.  The allowance for loan losses was 37.2% of non-performing loans at June 30, 2010, compared to 21.2% at June 30, 2009.

Other income, excluding the OTTI charges, decreased $614,000 or 38.8% to $969,000 for the quarter ended June 30, 2010 compared to $1.6 million for the same period last year. The decrease for the current quarter primarily relates to the Company recognizing $463,000 of bank owned life insurance earnings in other operating income during the prior quarter period due to the death of a covered executive during the third quarter of fiscal 2009.  There were no similar earnings recognized during the current quarter. Also, the decrease for the current quarter is due to a decrease in loan service charges and fees of $38,000 and a decrease in the gains on the sales of loans of $164,000.  For the nine months ended June 30, 2010, other income, excluding the OTTI charges, was $4.0 million compared to $3.4 million in the prior year period. The increase for the nine-month period is primarily attributed to gains on the sale of investment and mortgage-backed securities of $1.0 million during the current period, while there were no similar gains in the prior year period. The increase for the nine-month period was also offset by a decrease in loan service charges and fees, gains on the sales of loans, and other operating income of $27,000, $98,000, and $278,000, respectively.

OTTI charges were $912,000 during the three-month period ending June 30, 2010, compared to $1.4 million in the prior year period.  The impairment charges for the current period relate to the Company’s holdings of three pooled trust preferred securities and one private label mortgage-backed security. OTTI charges were $2.4 million during the nine-month period ending June 30, 2010, compared to $3.1 million during the prior year period. The impairment charges for the current nine-month period relate to the Company’s holdings of six pooled trust preferred securities and one private label mortgage-backed security. The trust preferred impairment charges for both periods resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At June 30, 2010, the Company had holdings in 20 different trust preferred offerings with a book value of $17.8 million.  The net unrealized loss on these securities amounted to $6.9 million.  The private label mortgage-backed security impairment charge for both periods resulted from a downgrade in its credit rating, as well as independent third-party analysis of the underlying collateral for the bond. The impairment charges for the prior three-month period ending June 30, 2009 relate to the Company’s holdings of two pooled trust preferred securities and the impairment charges for the prior nine-month period ending June 30, 2009 relate to the Company’s holding of the AMF Ultra Short Mortgage Fund, its investment in two pooled trust preferred securities, and its holdings of Freddie Mac preferred stock.

Operating expenses for the quarter ended June 30, 2010, decreased $415,000 or 10.3% to $3.6 million compared to $4.0 million for the comparable prior year period.  For the nine-month period in this fiscal year, operating expenses increased $391,000 or 3.7% to $11.1 million, compared to $10.7 million in the prior year period.  The operating expense decrease for the three-month period ended June 30, 2010 is primarily attributed to a decrease in federal deposit insurance premiums of $453,000, partially offset by an increase in service bureau expense of $23,000.  The decrease in federal deposit insurance premiums is attributed to the FDIC imposing a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. The special assessment was collected on September 30, 2009 but an estimate of $331,000 was recognized in the prior quarter period ended June 30, 2009. There was no special assessment recognized in the current quarter period. The operating expense increase for the nine-month period ended June 30, 2009 is primarily attributed to an increase in compensation and benefits expense of $47,000, an increase in federal deposit insurance premiums of $84,000, an increase in service bureau expense of $111,000, and an increase in other operating expenses of $89,000.

For the three-months ended June 30, 2010, the tax benefit decreased $327,000 to a benefit of $215,000 compared to a benefit of $542,000 for the same period last year.  For the nine months ended June 30, 2010, the tax benefit increased $41,000 to a benefit of $339,000 compared to a benefit of $298,000 for the same period last year.  The tax benefits for the current periods were significantly impacted by the impairment charges during the respective periods.  The OTTI charges recorded in the current periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.  The tax benefits for the prior year periods were significantly impacted by the impairment charges during the fiscal year ended September 30, 2008.  On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses.  Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008.

Total assets were $708.1 million at June 30, 2010, a decrease of $21.9 million or 3.0% compared to September 30, 2009, and a decrease of $32.5 million or 4.4% compared to June 30, 2009. Cash and cash equivalents decreased $16.7 million to $25.7 million at June 30, 2010 as compared to September 30, 2009, and decreased $28.3 million as compared to June 30, 2009. Net loans outstanding decreased $27.4 million or 6.7% to $382.4 million at June 30, 2010 as compared to September 30, 2009, and decreased $54.6 million or 12.5% as compared to June 30, 2009. Deposits increased $2.4 million to $446.3 million at June 30, 2010 as compared to September 30, 2009, and increased $2.5 million as compared to June 30, 2009. Short-term borrowings decreased $3,000 to $101,000 at June 30, 2010 as compared to September 30, 2009, and decreased $100,000 as compared to June 30, 2009. Long-term debt decreased $26.8 million to $91.7 million at June 30, 2010 as compared to September 30, 2009, and decreased $26.9 million as compared to June 30, 2009. Stockholders’ equity was $48.3 million at June 30, 2010, compared to $47.1 million at September 30, 2009 and $50.0 million at June 30, 2009.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.02 per share on the Company’s common stock.  The dividend is payable August 31, 2010 to stockholders of record August 13, 2010.  This dividend represents the 88th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at  www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Nine Months Ended
June 30, 2010 and 2009 - Unaudited
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2010	2009	2010	2009
Interest income:
Loans	$5,340	$6,239	$16,600	$20,184
Mortgage-backed securities	783	894	2,302	3,040
Investment securities	1,187	1,366	3,608	4,407
Deposits with other institutions	13	8	38	12
Total interest income	7,323	8,507	22,548	27,643

Interest expense:
Deposits	1,301	2,085	4,281	6,613
Borrowed funds	2,112	2,489	6,998	7,635
Subordinated debt	102	102	305	308
Total interest expense	3,515	4,676	11,584	14,556

Net interest income before provision
for loan losses	3,808	3,831	10,964	13,087
Provision for loan losses	500	270	1,100	1,145
Net interest income after provision
for loan losses	3,308	3,561	9,864	11,942
Other income:
Loan service charges and fees	170	208	448	475
(Loss) gain on sale of investment
and mortgage-backed securities	(3)	-	1,034	-

Total other-than-temporary impairment
losses	(3,065)	(1,401)	(9,078)	(3,121)
Portion of loss recognized in other
comprehensive income, before taxes	2,153	-	6,635	-
Net Impairment losses recognized in
earnings	(912)	(1,401)	(2,443)	(3,121)

Gain on sale of loans	83	247	304	402
Deposit service charges and fees	351	357	1,070	1,087
Other operating income	368	771	1,133	1,411
Total other income	57	182	1,546	254

Operating expenses:
Compensation and benefits	2,046	2,061	6,125	6,078
Office occupancy and equipment	251	245	779	758
Depreciation and amortization	131	118	399	360
Federal insurance premiums	292	745	923	839
Service bureau expense	120	97	428	317
Other operating expenses	792	781	2,436	2,347
Total operating expenses	3,632	4,047	11,090	10,699
(Loss) income before income tax
benefit	(267)	(304)	320	1,497
Income tax benefit	(215)	(542)	(339)	(298)
Net (Loss) Income	(52)	238	659	1,795
Preferred stock dividend	(88)	(88)	(263)	(193)
Amortization of preferred stock discount	(15)	(15)	(45)	(30)
Net (Loss) Income available to common
stockholders	$(155)	$135	$351	$1,572

Basic earnings per common share	$(0.05)	$0.04	$0.12	$0.52
Diluted earnings per common share	$(0.05)	$0.04	$0.12	$0.52

Balance Sheets - Unaudited
(In thousands, except share data)
	June 30	September 30	June 30
	2010	2009	2009
Assets:
Cash and due from banks	$5,554	$20,601	$6,077
Interest-earning demand deposits	20,178	21,879	47,951
Securities available-for-sale	172,841	166,115	145,713
Securities held-to-maturity	83,732	72,448	64,976
Loans receivable, net	382,398	409,787	437,012
Loans held-for-sale	1,797	694	2,806
Foreclosed real estate, net	226	103	80
Federal Home Loan Bank stock, at cost	10,034	10,034	10,034
Accrued interest receivable	2,704	2,900	2,932
Office premises and equipment	9,054	8,470	8,066
Other assets	19,588	17,000	14,977
Total assets	$708,106	$730,031	$740,624
Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$446,302	$443,880	$443,789
Short-term borrowings	101	104	201
Subordinated notes payable	7,732	7,732	7,732
Securities sold under agreement to repurchase	105,857	106,244	111,626
Advance payments by borrowers for taxes
and insurance	3,072	1,274	3,397
Long-term debt	91,713	118,541	118,607
Other liabilities	5,025	5,144	5,231
Total liabilities	659,802	682,919	690,583
Stockholders' equity:
Preferred stock, $.01 par value per share,
5,000,000 shares authorized, 7,000
shares issued	6,788	6,743	6,670
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,667,810,
3,664,947, and 3,664,373 shares issued	37	37	37
Treasury stock, 619,129 shares	(10,382)	(10,382)	(10,382)
Additional paid-in capital	46,456	46,390	46,364
Retained earnings	8,853	8,685	12,426
Accumulated other comprehensive loss,
net of tax	(3,448)	(4,361)	(5,074)
Total stockholders' equity	48,304	47,112	50,041
Total liabilities and stockholders' equity	$708,106	$ $ 730,031	$740,624

Other Data:
	At or For the Three Month Period Ended
	June 30,

	2010	2009

Annualized return on average assets	-0.03%	0.13%
Annualized return on average equity	-0.42%	1.90%
Equity to assets	6.82%	6.76%
Interest rate spread (tax equivalent)	2.11%	2.01%
Net interest margin (tax equivalent)	2.36%	2.30%
Non-interest expense to average assets	2.05%	2.22%
Loan loss allowance to gross loans	1.46%	0.82%
Non-performing loans and real estate
owned to total assets at end-of-period	2.18%	2.33%

	At or For the Nine Month Period Ended
	June 30,

	2010	2009

Annualized return on average assets	0.12%	0.33%
Annualized return on average equity	1.84%	5.15%
Equity to assets	6.82%	6.76%
Interest rate spread (tax equivalent)	2.01%	2.31%
Net interest margin (tax equivalent)	2.25%	2.59%
Non-interest expense to average assets	2.05%	1.94%
Loan loss allowance to gross loans	1.46%	0.82%
Non-performing loans and real estate
owned to total assets at end-of-period	2.18%	2.33%